30 December 2004

Frontline Ltd
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda

Ladies and Gentlemen:

Re: Form F-3 Registration Statement
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We have acted as legal  counsel  in  Bermuda  as to  matters  of Bermuda  law to
Frontline Ltd., a company organized under the laws of the Islands of Bermuda (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form F-3 (such registration statement and any additional registration statement filed is referred to as the "Registration Statement") in relation to the shelf registration of senior debt securities and subordinated debt securities (collectively referred to as the "Debt Securities") which may be issued pursuant to separate indentures, as amended and supplemented from time to time, between the Company and the trustee named in the applicable indenture (the "Indenture"), shares of preferred stock of the Company (the "Preferred Shares") and shares of common stock of the Company, par value $2.50 per share the ("Ordinary Shares") together to be offered from time to time by the Company up to an aggregate amount of US$500,000,000.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein (the "Prospectus"), and (ii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate for the purposes of this opinion.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original or executed document, as the case may be, of all documents submitted to us as certified or reproduced copies, or drafts of documents to be executed, and we have assumed the completeness of all public records examined by us.

Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a company under the laws of the Bermuda.

     2. Any Common Shares and any Preferred Shares issued in accordance with the terms of the Prospectus will be duly authorized, validly issued, fully paid and non-assessable shares of the Company.

     3. The execution and delivery of the Indenture have been duly authorized by the board of directors of the Company.

     4. The statements in the Prospectus under the captions "Description of Debt Securities", "Description of Preferred Shares," "Description of Ordinary Shares" and "Enforcement of Civil Liabilities," insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material aspects.

We render this opinion as members of the Bar of Bermuda and we express no opinion as to the laws of any jurisdiction other than Bermuda. This opinion is rendered as of the date hereof and we assume no responsibility to update this opinion, or to advise you of any change in the law, after the date hereof. No opinion may be inferred beyond the matters expressly stated herein.

This opinion is issued in connection with the filing of the Registration Statement with the Securities and Exchange Commission of the United States of America, and we consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the captions "Legal Matters" and "Enforcement of Liabilities" in the Prospectus.

Yours faithfully,
MELLO JONES & MARTIN

02089.0009 #537765